Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-194609
March 3, 2015

Pricing Term Sheet

Exxon Mobil Corporation

$500,000,000 Floating Rate Notes due 2018 (the “2018 Floating Rate Notes”)

$500,000,000 Floating Rate Notes due 2022 (the “2022 Floating Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior Unsecured Floating Rate Notes

Principal Amount:	$500,000,000 of 2018 Floating Rate Notes $500,000,000 of 2022 Floating Rate Notes

Maturity:	March 1, 2018 for the 2018 Floating Rate Notes March 6, 2022 for the 2022 Floating Rate Notes

Interest Rate:

Three Month LIBOR plus 0.050% per annum payable and reset quarterly for the 2018 Floating Rate Notes

Three Month LIBOR plus 0.370% per annum payable and reset quarterly for the 2022 Floating Rate Notes

Interest Payment Dates:

Quarterly each March 1, June 1, September 1 and December 1, commencing June 1, 2015,

for the 2018 Floating Rate Notes

Quarterly each March 6, June 6, September 6 and December 6, commencing June 6, 2015,

for the 2022 Floating Rate Notes

Price to Public:	100.000% for the 2018 Floating Rate Notes 100.000% for the 2022 Floating Rate Notes

Trade Date:	March 3, 2015

Settlement Date:	March 6, 2015

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	30231G AM4/US30231GAM42 for the 2018 Floating Rate Notes 30231G AK8/US30231GAK85 for the 2022 Floating Rate Notes

Anticipated Ratings:	Aaa (Moody’s Investors Service, Inc.) AAA (Standard & Poor’s Ratings Services)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Banca IMI S.p.A. RBS Securities Inc. SG Americas Securities, LLC Standard Chartered Bank

Co-Managers:

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

Credit Agricole Securities (USA) Inc.

Lebenthal & Co., LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

$1,600,000,000 1.305% Notes due 2018 (the “2018 Fixed Rate Notes”)

$1,500,000,000 1.912% Notes due 2020 (the “2020 Fixed Rate Notes”)

$1,150,000,000 2.397% Notes due 2022 (the “2022 Fixed Rate Notes”)

$1,750,000,000 2.709% Notes due 2025 (the “2025 Fixed Rate Notes”)

$1,000,000,000 3.567% Notes due 2045 (the “2045 Fixed Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior Unsecured Fixed Rate Notes

Principal Amount:	$1,600,000,000 of 2018 Fixed Rate Notes $1,500,000,000 of 2020 Fixed Rate Notes $1,150,000,000 of 2022 Fixed Rate Notes $1,750,000,000 of 2025 Fixed Rate Notes $1,000,000,000 of 2045 Fixed Rate Notes

Maturity:

March 6, 2018 for the 2018 Fixed Rate Notes

March 6, 2020 for the 2020 Fixed Rate Notes

March 6, 2022 for the 2022 Fixed Rate Notes

March 6, 2025 for the 2025 Fixed Rate Notes

March 6, 2045 for the 2045 Fixed Rate Notes

Coupon (Interest Rate):

1.305% per annum for the 2018 Fixed Rate Notes

1.912% per annum for the 2020 Fixed Rate Notes

2.397% per annum for the 2022 Fixed Rate Notes

2.709% per annum for the 2025 Fixed Rate Notes

3.567% per annum for the 2045 Fixed Rate Notes

Interest Payment Dates:	Semi-annually each March 6 and September 6, commencing September 6, 2015, for the 2018 Fixed Rate Notes, the 2020 Fixed Rate Notes, the 2022 Fixed Rate Notes, the 2025 Fixed Rate Notes and the 2045 Fixed Rate Notes

Price to Public:	100.000% for the 2018 Fixed Rate Notes 100.000% for the 2020 Fixed Rate Notes 100.000% for the 2022 Fixed Rate Notes 100.000% for the 2025 Fixed Rate Notes 100.000% for the 2045 Fixed Rate Notes

Benchmark Treasury:

1.000% due February 15, 2018 for the 2018 Fixed Rate Notes

1.375% due February 29, 2020 for the 2020 Fixed Rate Notes

1.750% due February 28, 2022 for the 2022 Fixed Rate Notes

2.000% due February 15, 2025 for the 2025 Fixed Rate Notes

3.000% due November 15, 2044 for the 2045 Fixed Rate Notes

Benchmark Treasury Yield:	1.075% for the 2018 Fixed Rate Notes 1.612% for the 2020 Fixed Rate Notes 1.947% for the 2022 Fixed Rate Notes 2.129% for the 2025 Fixed Rate Notes 2.717% for the 2045 Fixed Rate Notes

Spread to Benchmark Treasury:	23 bps for the 2018 Fixed Rate Notes 30 bps for the 2020 Fixed Rate Notes 45 bps for the 2022 Fixed Rate Notes 58 bps for the 2025 Fixed Rate Notes 85 bps for the 2045 Fixed Rate Notes

Yield to Maturity:	1.305% for the 2018 Fixed Rate Notes 1.912% for the 2020 Fixed Rate Notes 2.397% for the 2022 Fixed Rate Notes 2.709% for the 2025 Fixed Rate Notes 3.567% for the 2045 Fixed Rate Notes

Make-whole Call:	All or a portion of the Fixed Rate Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes then outstanding to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to but excluding the date of redemption) on the Fixed Rate Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at any time prior to maturity at a discount rate of Treasury plus 3 basis points, for the 2018 Fixed Rate Notes, at any time prior to February 6, 2020 (one month prior to the maturity date of the 2020 Fixed Rate Notes) at a discount rate of Treasury plus 5 basis points, for the 2020 Fixed Rate Notes, at any time prior to January 6, 2022 (two months prior to the maturity date of the 2022 Fixed Rate Notes) at a discount rate of Treasury plus 7 basis points, for the 2022 Fixed Rate Notes, at any time prior to December 6, 2024 (three months prior to the maturity date of the 2025 Fixed Rate Notes) at a discount rate of Treasury plus 10 basis points, for the 2025 Fixed Rate Notes, and at any time prior to September 6, 2044 (six months prior to the maturity date of the 2045 Fixed Rate Notes) at a discount rate of Treasury plus 15 basis points, for the 2045 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to but excluding the date of redemption

Par Call:

At any time on and after February 6, 2020 (one month prior to the maturity date of the 2020 Fixed Rate Notes), the Company may redeem the 2020 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2020 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption

At any time on and after January 6, 2022 (two months prior to the maturity date of the 2022 Fixed Rate Notes), the Company may redeem the 2022 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2022 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption

At any time on and after December 6, 2024 (three months prior to the maturity date of the 2025 Fixed Rate Notes), the Company may redeem the 2025 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2025 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption

At any time on and after September 6, 2044 (six months prior to the maturity date of the 2045 Fixed Rate Notes), the Company may redeem the 2045 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2045 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption

Trade Date:	March 3, 2015

Settlement Date:	March 6, 2015

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:

30231G AL6/US30231GAL68 for the 2018 Fixed Rate Notes

30231G AG7/US30231GAG73 for the 2020 Fixed Rate Notes

30231G AJ1/US30231GAJ13 for the 2022 Fixed Rate Notes

30231G AF9/US30231GAF90 for the 2025 Fixed Rate Notes

30231G AN2/US30231GAN25 for the 2045 Fixed Rate Notes

Anticipated Ratings:	Aaa (Moody’s Investors Service, Inc.) AAA (Standard & Poor’s Ratings Services)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Banca IMI S.p.A. RBS Securities Inc. SG Americas Securities, LLC Standard Chartered Bank

Co-Managers:

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

Credit Agricole Securities (USA) Inc.

Lebenthal & Co., LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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